UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549
                             SCHEDULE 13G
                Under the Securities Exchange Act of 1934

                          William Sonoma, Inc.
                           (Name of Issuer)

                             COMMON STOCK
                    (Title of Class of Securities)

                              969904101
                            (CUSIP NUMBER)

Check the appropriate box to designate the rule pursuant to Which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

Check the following box is a fee is being paid with this statement [  ].
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provision of the Act (however, see the Notes).

CUSIP NO. 969904101

1. NAME OF REPORTING PERSON & I.R.S. IDENTIFICATION NO.

James A. McMahan

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                    (a) [   ]
N/A                 (b) [   ]

3. SEC USE ONLY


4. CITIZENSHIP OF PLACE OR ORGANIZATION

United States of America

NUMBER OF        5.    SOLE VOTING POWER         9,097,883
SHARES
BENEFICIALLY     6.    SHARED VOTING POWER        0
OWNED BY
EACH             7.    SOLE DISPOSITIVE POWER     9,097,883
REPORTING
PERSON WITH	 8.   SHARED DISPOSITIVE POWER   0

9. AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON

9,097,883

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*      [  ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

8.66%

12. TYPE OF REPORTING PERSON*

IN


Item 1.

(a) Name of Issuer: William Sonoma, Inc. (WSM)

(b) Address of Issuer's Principal Executive Offices

3250 Van Ness Avenue
San Francisco, CA  94109

Item 2.

(a) Name of Person Filing: James A. McMahan

(b) Address of Principal Office:

2 Oakmont Drive
Los Angeles, CA  90049

(c) Citizenship: United States of America

(d) Title and Class of Securities: Common Stock, $.01 par value

(e) CUSIP Number: 969904101

Item 3. If this statement if filed pursuant to 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

N/A

Item 4. Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a) Amount beneficially owned: 9,097,883

(b) Percent of Class: 8.66%

(c) Number of Shares as to which person has:

     (i) Sole power to vote or to direct the vote 9,097,883

     (ii) Shared power to vote or to direct the vote 0

     (iii) Sole power to dispose or to direct the disposition of 9,097,883

     (iv) Sole power to dispose or to direct the disposition of
          0

Item 5. Ownership of Five Percent or Less of a Class

N/A

Item 6. Ownership of More than Five Percent on Behalf of
        Another Person.

N/A


Item 7. Identification and Classification of the Subsidiary
        Which Acquired the Security Being Reported on By the
        Parent Holding Company

N/A


Item 8. Identification and Classification of Members of the
        Group

N/A

Item 9. Notice of Dissolution of Group

N/A

Item 10. Certification

N/A


Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 11,2011


By:  /S/ James A. McMahan
----------------------------------
James A. McMahan